The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278527

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 11, 2026

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 5, 2024)

$

VALLEY NATIONAL BANCORP

 % Fixed-to-Floating Rate Subordinated Notes due 2036

We are offering $    aggregate principal amount of our     % Fixed-to-Floating Rate Subordinated Notes due 2036     (the “Notes”). The Notes will mature on     , 2036. From and including the date of original issuance to, but excluding,     , 2031 or the date of earlier redemption, the Notes will bear interest at a fixed rate of     % per annum, payable semiannually in arrears on     and     of each year, commencing on     , 2026. From and including     , 2031, to, but excluding the maturity date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a rate per annum equal to a Benchmark Rate (which is expected to be Three-Month Term SOFR (as defined herein)) plus a spread of     basis points for each quarterly interest period during the floating rate period, payable quarterly in arrears on     ,     ,     and     of each year, commencing on     , 2031. Notwithstanding the foregoing, in the event that the Benchmark Rate is less than zero, then the Benchmark Rate will be deemed to be zero.

We may, at our option, redeem the Notes (i) in whole at any time or in part from time to time, beginning with the interest payment date of     , 2031, and on any interest payment date thereafter or (ii) in whole but not in part upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or Valley National Bancorp becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”). The redemption price for any redemption is 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Any redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations, including capital regulations.

There is no sinking fund for the Notes. The Notes will be unsecured and subordinated in right of payment to the payment of our existing and future Senior Debt (as defined herein), including all deposit liabilities and claims of other creditors of our bank subsidiary, Valley National Bank, and will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including the bank deposits and claims of other creditors of our subsidiary bank. The Notes will be equal in right of payment with any of our existing and future subordinated indebtedness, including our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and our 6.25% fixed-to-floating rate subordinated notes due September 30, 2032. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of Senior Debt are paid in full. The Notes will be obligations of Valley National Bancorp only and are not obligations of, and are not guaranteed by, any of our subsidiaries. For a more detailed description of the Notes, see “Description of Notes.”

We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently, there is no public market for the Notes.

	Price to Public (1)		Underwriting Discounts (2)		Proceeds to Us (Before Expenses)
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the original issue date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

Investing in the Notes involves risks, including that the interest rate on the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2025, as they may be supplemented from time to time in subsequent filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board, any state securities commission, nor any other governmental body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about     , 2026, which is the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). See “Extended Settlement” beginning on page S-iii of this prospectus supplement and “Underwriting” beginning on page S-44 of this prospectus supplement for details.

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	Morgan Stanley

Prospectus Supplement dated     , 2026

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information set forth in this prospectus supplement conflicts with any statement in a document we have incorporated by reference, then you should consider only the statement in the more recent document.

The accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-278527) that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities, including the subordinated debt securities offered hereby, preferred stock, depositary shares, common stock, warrants or units, or any combination thereof, in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC related to this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-iv of this prospectus supplement and “Where You Can Find More Information” and “Incorporation by Reference” on page iii of the accompanying prospectus.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since that date.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the Notes.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus and any free writing prospectus come should inform themselves about and observe any such restrictions.

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our,” when used to describe the issuer of the Notes, are to Valley National Bancorp and not to any of its subsidiaries. Other references to these terms are to Valley National Bancorp and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

EXTENDED SETTLEMENT

We expect that delivery of the Notes will be made against payment therefor on or about      , 2026, which will be the third business day following the date of pricing of the Notes, or “T+3.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day before settlement will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valley.com. Except as specifically incorporated by reference in this prospectus supplement, information on our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference in this prospectus supplement of such information.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	documents that are incorporated by reference herein are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC (other than information deemed to have been furnished, and not filed, in accordance with the SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026 (the “2025 Annual Report”);

•	Portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2026, that are specifically incorporated by reference in the 2025 Annual Report;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026; and

•	Current Reports on Form 8-K, filed on January 28, 2026 and February 24, 2026 (as amended by Form 8-K/A on February 25, 2026).

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Neither we nor the underwriters have authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may authorize to be delivered to you and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. This prospectus supplement, the accompanying prospectus and any free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of

S-iv

the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of the Notes.

Our business, financial condition, results of operations and prospects may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey 07960

Attention: Shareholder Relations Department

Telephone: (973) 305-3380

S-v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain documents containing forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and our actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, but are not limited to:

•

the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;

•

the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs/import fees and other trade policies and practices, any retaliatory actions, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, any shutdown of the U.S federal government, geopolitical instabilities or events, including ongoing conflicts in the Middle East, natural and other disasters, including severe weather events and other climate-related risks, health emergencies, acts of terrorism, or other external events;

•

the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of any actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;

•	changes in the statutes, regulations, policies, enforcement priorities, or composition of the federal bank regulatory agencies;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

investigations, damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment-related claims, and other matters;

•	a prolonged downturn and contraction in the economy, as well as any decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;

•	the inability to grow customer deposits to keep pace with the level of loan growth;

S-vi

•	a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•

changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

•

greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	increased competitive challenges and competitive pressure on pricing of our products and services;

•

our ability to stay current with rapid technological changes and evolving legal and regulatory requirements in the financial services industry, including developments relating to the use of artificial intelligence, blockchain, and related regulatory developments, as well as our ability to effectively assess and monitor the effects of, and risks associated with, the implementation and use of such technology;

•

cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our or our third-party service providers’ websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks and use of targeted tactics against the financial services industry;

•

any disruption of our systems and network, or those of our third-party service providers, resulting from events that are wholly or partially beyond our control, including, for example, electrical, telecommunications, or other major service outages, or actions by employees, which may give rise to financial loss or liability;

•

results of examinations by the Office of the Comptroller of the Currency (the “OCC”), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

application of heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather and other climate-related risks, pandemics or other public health crises, acts of terrorism or other external events;

•	our ability to successfully execute our business plan and strategic initiatives;

•

unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors; and

•

the other risks and uncertainties discussed under “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein, as such risks and uncertainties may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

S-vii

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus, as well as the factors disclosed under the heading “Risk Factors” in Item 1A of our 2025 Annual Report and in other periodic and current reports we file with the SEC from time to time. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. See “Where You Can Find More Information” above and “Risk Factors” below.

S-viii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”), headquartered in Morristown, New Jersey. As of March 31, 2026, Valley had consolidated total assets of $64.5 billion, total net loans of $50.2 billion, total deposits of $52.9 billion and total shareholders’ equity of $7.8 billion.

Valley’s principal subsidiary, Valley National Bank (the “Bank”), has been chartered as a national banking association under the laws of the United States since 1927 and currently has more than 220 branch locations and commercial offices across New Jersey, New York, Florida, Alabama, California, Illinois and Arizona. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for healthcare companies, homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

In addition to the Bank, Valley’s consolidated subsidiaries include, but are not limited to: an insurance agency offering property and casualty, life and health insurance; an asset management adviser that is a registered investment adviser with the SEC; a securities broker-dealer registered with the SEC and member of the Financial Industry Regulatory Authority (“FINRA”), which is also licensed as an insurance agency to provide life and health insurance; a title insurance agency in New York, which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary specializing in health care equipment lending and other commercial equipment leases.

Our mission is to give people and businesses the power to succeed and is guided by our vision of being a premier relationship-based national bank, delivering solutions-based, service-driven outcomes. We deliver that mission and create value for our shareholders by executing on our strategy to build a sustainable and predictable business model through optimizing our commercial and consumer banking value propositions, enhancing our balance sheet flexibility, and driving sustainable fee revenue. Valley helps its clients across several industries, including, real estate, commercial and industrial, healthcare, nonprofit, government contracting, and other specialized industries, turn their ambition into action.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Additional Information

Our principal executive offices and telephone number are:

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

(973) 305-8800

The Offering

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”

Issuer:	Valley National Bancorp, a New Jersey corporation

Securities Offered:	$ aggregate principal amount of % Fixed-to-Floating Rate Subordinated Notes due , 2036

Maturity Date:	The Notes will mature on , 2036 (the “Maturity Date”)

Issue Date:	, 2026

Interest:	From and including the date of original issuance to, but excluding, , 2031 or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of % per annum, payable semi-annually in arrears on and of each year (each, a “fixed rate interest payment date”), commencing on , 2026. The last fixed rate interest payment date for the fixed rate period will be , 2031.

From and including , 2031 to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to a Benchmark Rate (which is expected to be Three-Month Term SOFR) plus a spread of basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on , , and of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on , 2031. Notwithstanding the foregoing, if the Benchmark Rate is less than zero, the Benchmark Rate shall be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of Notes—Interest”).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of Notes—Effect of Benchmark Transition Event,” which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of Notes”) plus     basis points.

Record Dates:	Interest on each Note will be payable to the person in whose name such Note is registered on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day.

Ranking:	The Notes will be unsecured, subordinated and:

•	will rank junior in right of payment and upon our liquidation to any existing and all future Senior Debt (as defined under “Description of Notes” in this prospectus supplement);

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes, including our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and our 6.25% fixed-to-floating rate subordinated notes due September 30, 2032;

•

will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes;

•	will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

will be structurally subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

The Notes are not savings accounts or deposits and they are not insured by the United States, the FDIC or any other agency or fund of the United States.

As of March 31, 2026, we (at the holding company level) had no indebtedness ranking senior to the Notes other than liabilities of approximately $74.9 million to general creditors. As of such date, we also had contractual balances of approximately $60.8 million for junior subordinated debentures issued to capital trusts. In addition, as of such date, we had $450 million in aggregate principal amount of indebtedness (consisting of $300 million aggregate principal amount of our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and $150 million aggregate principal amount of our 6.25% fixed-to-floating rate subordinated notes due September 30, 2032) ranking equally with the Notes. As of March 31, 2026, the Bank had $52.9 billion in total deposits, $2.1 billion of Federal Home Loan Bank (“FHLB”) advances and $63.9 million of securities sold under agreements to repurchase, and the Bank and our other subsidiaries had $1.0 billion of other liabilities, excluding intercompany liabilities, to which the Notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities. For more information, see “Description of Notes-Subordination” in this prospectus supplement.

The Indenture, as hereinafter defined, that will govern the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Redemption:	We may, at our option, beginning with the interest payment date of , 2031, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the Federal Reserve Approval (as defined under “Description of Notes” in this prospectus supplement), at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

In addition, we may, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, at any time, including before , 2031, upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or Valley becoming required to register as an investment company pursuant to the 1940 Act. See “Description of Notes—Redemption.”

Sinking Fund:	There is no sinking fund for the Notes.

Form:	Fully registered global notes in book-entry form.

Denominations:	$1,000 minimum denominations and integral multiples of $1,000 in excess thereof.

Further Issuances:	The Notes will be limited initially to $ in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:	We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions, will be approximately $ million. We intend to use an amount equal to the net proceeds from this offering to redeem, repurchase, repay, satisfy and discharge or otherwise repay, in part or in full, our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and for general corporate purposes. Affiliates of certain of the underwriters hold a portion of the 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and may receive a portion of the amounts repaid thereunder in connection with this offering. See “Use of Proceeds.”

Tax Considerations:	You should carefully review the section “Certain United States Federal Income Tax Consequences” in this prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

Certain Benefit Plan and ERISA Considerations:	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan or other retirement plan, you should read “Certain Benefit Plan and ERISA Considerations.”

The Indenture and the Trustee:	The Notes will be issued pursuant to a subordinated indenture between us and U.S. Bank Trust Company, National Association, herein referred to from time to time as U.S. Bank or the trustee, as trustee, as supplemented by a first supplemental indenture to be dated as of the original issue date of the Notes. We refer to the subordinated indenture, as supplemented by the first supplemental indenture, as the “Indenture.”

Calculation Agent:	We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period. We will act as the initial calculation agent.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the Indenture governing the Notes will be governed by New York law.

RISK FACTORS

An investment in the Notes is subject to certain risks. Before you decide to invest in the Notes, you should consider the risk factors below relating to the offering as well as the risk factors described in Item 1A of our 2025 Annual Report on Form 10-K, as they may be supplemented by other documents incorporated by reference in this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks and uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, our ability to pay principal and interest on the Notes, and the value of the Notes, could decline significantly, and you could lose all or part of your investment. This prospectus supplement is qualified in its entirety by those risk factors.

You should not rely on indicative or historical data concerning the Secured Overnight Financing Rate (“SOFR”).

The interest rate for the Notes during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

The amount of interest payable on the Notes will vary on and after    , 2031.

As the interest rate of the Notes will be calculated based on SOFR from    , 2031 to, but excluding, the Maturity Date or earlier redemption date and SOFR is a floating rate, the interest rate on the Notes will vary

on and after     , 2031. During the floating rate period, the Notes will bear interest rate per annum equal to a Benchmark Rate (which is expected to be Three-Month Term SOFR) plus a spread of     basis points for each quarterly interest period during the floating rate period; provided, that in the event the Benchmark Rate is less than zero, then the Benchmark Rate shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if the Benchmark Rate increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rate and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the Notes during the floating rate period.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates. The volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes.

If the manner in which SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark Rate on the SOFR-linked Notes during the floating rate period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of     % per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

We intend for the Notes to qualify as eligible long-term debt for purposes of the Federal Reserve’s total loss-absorbing capital requirements, should they become applicable to us, which means holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of Notes—Events of Default.”

Federal Reserve rules require that certain globally systemically important banks (“GSIBs”) maintain minimum levels of unsecured external long-term debt and other loss-absorbing capacity with specific terms (“eligible LTD”) for purposes of recapitalizing such GSIBs’ operating subsidiaries if such GSIBs were to enter into a resolution either:

•	in a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, or

•	in a receivership administered by the FDIC under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

On August 29, 2023, the Federal banking agencies issued a notice of proposed rulemaking (the “LTD NPR”), proposing long-term debt requirements for Category II, III, and IV bank holding companies which, if adopted as proposed, would require covered bank holding companies to issue and maintain minimum amounts of eligible LTD that satisfies certain requirements similar to those established for GSIBs. The LTD NPR also proposed requiring minimum amounts of internal eligible LTD to be maintained by certain insured depository institutions (“IDIs”) that are not consolidated subsidiaries of U.S. GSIBs and that have at least $100 billion in consolidated assets, for purposes of absorbing losses or recapitalizing the IDI. While we are not currently a Category II, III, or IV bank holding company or subject to the eligible LTD requirements applicable to GSIBs, if final rules are adopted pursuant to the LTD NPR, we may become subject to the requirements of such rules at that time or in the future.

We intend to qualify the Notes being offered hereby as eligible LTD for purposes of the Federal Reserve’s total loss-absorbing capacity rules as currently in effect and the final rules, if any, adopted pursuant to the LTD NPR. Because we do not and cannot know what final rules, if any, will be adopted pursuant to the LTD NPR, it is possible that the Notes do not qualify as eligible LTD under any final rule. As a result, we may need to issue further debt that is designed to qualify as eligible LTD in the future.

Because we intend for the Notes to qualify as eligible LTD for purposes of the Federal Reserve’s total loss-absorbing capacity rules, payment of principal on the Notes may be accelerated only in the case of certain events of our bankruptcy or insolvency.

There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or the Bank becomes subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of Notes—Events of Default.”

The interest rate for the Notes during the floating rate period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the Notes, the interest rate on the Notes for each interest period during the floating rate period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. If, at the commencement of the floating rate period for the Notes, the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the Notes during the floating rate period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the Notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides are appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the Notes, which are defined in the terms of the Notes as “Three-Month Term SOFR Conventions.” Accordingly, the calculation agent will need to determine the applicable Three-Month Term SOFR during the floating rate period. The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the Notes during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

Any failure of SOFR to maintain market acceptance could adversely affect the Notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the London Interbank Offered Rate, or LIBOR, in part because it is considered a representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, SOFR does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain wide market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.

Under the benchmark transition provisions of the Notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during the floating rate period, which could adversely affect the return on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes at our option, in whole at any time or in part from time to time, beginning with the interest payment date of     , 2031, and on any interest payment date thereafter. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a “Tier 2 Capital Event,” (ii) a “Tax Event” or (iii) if Valley is required to register as an investment company pursuant to the 1940 Act. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, interest on the Notes will cease to accrue and be paid, and holders will lose the opportunity to collect interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on Notes. See “Description of Notes—Redemption.”

Our obligations under the Notes will be unsecured and subordinated to our existing and future Senior Debt and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Our obligations under the Notes will be unsecured and will rank junior to the following, unless, by their terms, the obligation ranks equal with, or junior to, the Notes:

•

any of our indebtedness for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	any of our capital lease obligations;

•

any of our obligations issued or assumed as the deferred purchase price of property, our conditional sale obligations and our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•

any of our obligations arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptance, security purchase facilities and similar credit transactions;

•

any of our obligations associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	any of the above listed types of obligations of other persons for the payment for which we are responsible or liable, directly or indirectly, as obligor, guarantor or otherwise;

•	any of the above listed types of obligations of other persons secured by any lien on any of our property or assets whether or not we assume that obligation; and

•	any deferrals, renewals or extensions of any of the above listed obligations.

If we default on payments under any of these obligations that are senior to the Notes, or if any of these senior obligations are accelerated or any judicial proceeding with respect to a default is pending, we will not be able to make payments on the Notes, unless we cure the default. If we liquidate, go bankrupt or dissolve, we will be permitted to pay under the Notes only after we have paid in full all of our liabilities that are senior to the Notes. In addition, the Notes will rank pari passu with our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and 6.25% fixed-to-floating rate subordinated notes due September 30, 2032.

As of March 31, 2026, we (at the holding company level) had no indebtedness ranking senior to the Notes other than liabilities of approximately $74.9 million to general creditors. As of such date, we also had contractual balances of approximately $60.8 million for junior subordinated debentures issued to capital trusts. In addition, as of such date, we had $450 million in aggregate principal amount of indebtedness (consisting of $300 million aggregate principal amount of our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and $150 million aggregate principal amount of our 6.25% fixed-to-floating rate subordinated notes due September 30, 2032) ranking equally with the Notes.

In the future, we may incur substantial other indebtedness, including Senior Debt and indebtedness ranking equally with the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we may incur hereafter.

Due to the subordination of the Notes described in “Description of Notes—Subordination,” in the event of our insolvency, funds that we would otherwise use to pay to the holders of the Notes would be used to pay the holders of any Senior Debt outstanding at that time to the extent necessary to pay such Senior Debt in full. In addition, the holders of any Senior Debt could restrict or prohibit us from making payments on the Notes.

We are a holding company and depend on our subsidiaries for payments of principal and interest.

We are a separate and distinct legal entity from the Bank and our other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends and other distributions from the Bank. Our ability to receive dividends and other distributions from the Bank as a source of funds is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. The National Bank Act limits the amount of dividends that our national banking association subsidiary may pay to us without regulatory approval. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. In addition, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in the year exceeds the sum of the Bank’s net income for the year to date and retained net income for the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of March 31, 2026, the Bank would be permitted to pay dividends totaling approximately $356 million to us, without obtaining the approval of the OCC.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

Dividend payments from the Bank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Bank is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Bank with us are limited to 10% of the Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. As of March 31, 2026, a maximum of approximately $692 million was available to us from the Bank pursuant to these limitations. Moreover, loans and extensions of credit by the Bank to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.

The Notes will be the obligations of Valley National Bancorp and not obligations of the Bank or any of our other subsidiaries, and will be structurally subordinated to the debt and other liabilities of the Bank and our other subsidiaries, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, nor guaranteed by, the Bank or our other subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the Notes. The Indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Bank or our other subsidiaries may incur hereafter.

As of March 31, 2026, the Bank had $52.9 billion in total deposits, $2.1 billion of FHLB advances, and $63.9 million of securities sold under agreements to repurchase, and the Bank and our other subsidiaries had $1.0 billion of other liabilities, excluding intercompany liabilities, to which the Notes will be structurally subordinated. The FHLB advances are secured by mortgage loan related collateral and the customer repurchase agreements are secured by investment securities.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or the Bank. There is no automatic acceleration or right of acceleration in the case of default in the payment of interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes. Our regulators can, in the event we or the Bank become subject to an enforcement action, prohibit the Bank from paying dividends to us, and prevent our payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of Notes—Events of Default.”

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including Senior Debt, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase.

Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the Notes, including:

•	limiting our ability to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The Indenture does not limit the incurrence of additional indebtedness by us, including secured indebtedness, which would be effectively senior to the Notes to the extent of the value of the collateral securing such indebtedness.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay interest on and principal of our indebtedness, including the Notes, or to fund our other liquidity needs.

The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the Indenture governing the Notes does not contain any financial covenants.

We are not restricted by the terms of the Indenture from incurring additional debt at the holding-company level, including secured or unsecured debt, that ranks senior or equal to the Notes, or from repurchasing our securities. In addition, the Indenture does not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

As a result, the terms of the Indenture do not protect you in the event of an adverse change in our financial condition or results of operations, and you should not consider the terms of the Indenture to be a significant factor in evaluating whether we will be able to comply with our obligations under the Notes.

A downgrade in our credit ratings or the ratings of the Bank could have a material adverse impact on us, and our credit ratings may not reflect all risks of an investment in the Notes.

Rating agencies continuously evaluate us and our subsidiaries, and their ratings of our and the Bank’s long-term and short-term debt are based on a number of factors, including financial strength, as well as factors not entirely within our and the Bank’s control, such as conditions affecting the financial services industry generally. In light of these reviews and the continued focus on the financial services industry generally, we and the Bank may not be able to maintain our current credit ratings. Ratings downgrades by a rating agency could have a significant and immediate impact on our funding and liquidity through cash obligations, reduced funding capacity and collateral triggers. A reduction in our or the Bank’s credit ratings could also increase our and the Bank’s borrowing costs and limit access to the capital markets.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. Additionally, we could be adversely affected by a general, negative perception of financial institutions caused by the downgrade of other financial institutions. Accordingly, ratings downgrades for other financial institutions could affect the market price of our stock and could limit our access to or increase our cost of capital.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The Notes will not be savings accounts, deposits or other obligations of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We cannot assure you that an active trading market will develop for the Notes, or that such a market, if developed, will be maintained or will be liquid.

There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system. Although we have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed, the underwriters may cease market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Further, because SOFR is a relatively new market index, an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

As a result, we cannot assure you that an active trading market will develop for the Notes, or if an active trading market develops, that it will be maintained. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

Many factors could affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of Notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; changes in U.S. interest rates; whether the ratings on the Notes or us provided by any rating agency have changed; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.

The calculation agent will determine the interest rate during the floating rate period. We will act as the initial calculation agent for the Notes. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us, as the calculation agent, will be final and binding absent manifest error.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2026 (i) on an actual basis and (ii) as adjusted to give effect to the offering of $     aggregate principal amount of Notes offered hereby, after deducting underwriting discounts and commissions and estimated expenses. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2026
	Actual	As Adjusted
	($ in thousands, except share data)
Cash and due from banks	$1,159,430	$
Liabilities
Total deposits	52,859,621		52,859,621
Short-term borrowings	63,877		63,877
Long-term borrowings (1)	2,560,887
Junior subordinated debentures issued to capital trusts	57,890		57,890
Lease liabilities	363,990		363,990
Accrued expenses and other liabilities	731,877		731,877

Total Liabilities	$56,638,142	$

Shareholders’ Equity
Preferred stock, no par value, 50,000,000 shares authorized:
Series A (4,600,000 shares issued)	$111,590		$111,590
Series B (4,000,000 shares issued)	98,101		98,101
Series C (6,000,000 shares issued)	144,654		144,654
Common stock, no par value, 650,000,000 shares authorized; 560,878,750 shares issued	196,730		196,730
Surplus	5,451,735		5,451,735
Retained earnings	2,003,048		2,003,048
Accumulated other comprehensive loss	(97,603)		(97,603)
Treasury Stock, at cost (6,561,874 common shares)	(79,812)		(79,812)

Total Shareholders’ Equity	7,828,443		7,828,443

Total Liabilities and Shareholders’ Equity	$64,466,585	$

Capital Adequacy
Tier 1 leverage ratio	9.56
Tier 1 common capital ratio	10.91		10.91
Tier 1 risk-based capital	11.60		11.60
Total risk-based capital	13.66

(1)	The adjusted balance includes the principal amount of $ of Notes offered hereby, net of estimated debt issuance costs totaling approximately $ .

	As of March 31, 2026
	Actual	As Adjusted for the Offering
	($ in thousands)
Tangible common shareholders’ equity to tangible assets:
Shareholders’ equity (GAAP)	$7,828,443		$7,828,443
Less: Preferred stock	354,345		354,345
Less: Goodwill and other intangible assets	1,963,706		1,963,706

Tangible common shareholders’ equity (non-GAAP)	$5,510,392		$5,510,392
Total assets	64,466,585
Less: Goodwill and other intangible assets	1,963,706		1,963,706

Tangible assets (non-GAAP)	$62,502,879	$
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.82%		%

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions, will be approximately $     million. We intend to use an amount equal to the net proceeds from this offering to redeem, repurchase, repay, satisfy and discharge or otherwise repay, in part or in full, our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and for general corporate purposes.

The stated maturity of the 3.00% fixed-to-floating rate subordinated notes due June 15, 2031, and the date on which such notes are payable in full, is June 15, 2031. Further, affiliates of certain of the underwriters hold a portion of the 3.00% fixed-to-floating rate subordinated notes due June 15, 2031, and may receive a portion of the amounts repaid thereunder in connection with this offering.

DESCRIPTION OF NOTES

The following summary of the Notes does not purport to be complete and is qualified in its entirety by the Indenture (as defined below), including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the Indenture. For purposes of this “Description of Notes,” references to the “Company,” “we,” “our,” “us” and similar terms include only Valley National Bancorp and not its consolidated subsidiaries.

General

The Notes offered hereby will be issued under a subordinated indenture, to be dated as of the issue date as amended and supplemented by a first supplemental indenture, to be dated as of the issue date, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “trustee”), which together we refer to in this summary as the “Indenture.”

The Notes will be our general unsecured, subordinated obligations and will rank equal in right of payment and upon our liquidation with all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes. The Notes will rank junior in right of payment and upon our liquidation to any of our existing and all of our future Senior Debt (as defined in the Indenture and described below) to the extent and in the manner set forth in the Indenture. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our subsidiary bank, Valley National Bank. See “—Subordination.” The Notes will be obligations of Valley National Bancorp only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries. The Notes are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The Notes will mature on     , 2036 (the “Maturity Date”), unless previously redeemed or otherwise accelerated. There is no sinking fund for the Notes. We intend for the Notes to qualify (subject to applicable limitations) as Tier 2 capital under applicable capital regulations, guidance, and interpretations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “—Events of Default.”

Beginning with the interest payment date of     , 2031, and on any interest payment date thereafter, we may, at our option, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency) (“Federal Reserve Approval”), redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. The Notes may not be redeemed by us prior to     , 2031, except that we may, at our option, subject to Federal Reserve Approval, redeem the Notes in whole, but not in part, prior to maturity, including prior to     , 2031, upon the occurrence of a “Tax Event” or a “Tier 2 Capital Event” (as such terms are defined in the Indenture) or if we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), in each case, at a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made in accordance with the applicable procedures of The Depository Trust Company (“DTC”). See “—Redemption.”

We do not intend to apply for the listing of the Notes on any securities exchange or the quotation of the Notes on any quotation system.

Additional Notes

The Notes will initially be limited to an aggregate principal amount of $    . We may in the future from time to time, without notice to or consent of the holders of the Notes, create and issue additional notes having the same terms and conditions as the Notes offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes and the first interest payment date for the additional notes; provided that no such additional notes may be issued unless they will be fungible for U.S. securities law purposes and (1) such additional notes are issued pursuant to a “qualified reopening” of the Notes offered hereby for U.S. federal income tax purposes, or (2) such additional notes are, and the Notes offered hereby were, issued without OID for U.S. federal income tax purposes; and provided, further, that the additional notes have the same CUSIP number as the Notes offered hereby. The Notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the Indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Interest

From and including the date of original issuance to, but excluding,     , 2031, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at an initial rate of % per annum, payable semi-annually in arrears on      and      of each year (each, a “fixed rate interest payment date”), commencing on     , 2026. The last fixed rate interest payment date for the fixed rate period will be     , 2031, or the date of earlier redemption.

From and including     , 2031, to, but excluding, the Maturity Date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of    basis points. For each quarterly interest period during the floating rate period, interest will be payable quarterly in arrears on     ,     ,    and      of each year (each, a “floating rate interest payment date” and, together with the fixed rate interest payment dates, the “interest payment dates”), commencing on     , 2031. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

For the purpose of calculating the interest on the Notes for each interest period during the floating rate period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. We will act as the initial calculation agent.

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month

Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) or a successor administrator of Three-Month Term SOFR selected by the calculation agent in its reasonable discretion.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement,” “Benchmark Replacement Adjustment,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date” and “Benchmark Transition Event” have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement plus      basis points.

Absent manifest error, the calculation agent’s determination of the interest rate for an interest period for the Notes will be binding and conclusive on you, the trustee and us. The calculation agent’s determination of any interest rate, and its calculation of interest payments for any period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes promptly upon request and will be provided to the trustee.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period and, during the floating rate period, on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the Notes, subject to certain exceptions, will accrue during the applicable interest period. When we use the term “interest period,” we mean the period from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to, but excluding, the applicable interest payment date or the Maturity Date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the Maturity Date falls on a day that is not a business day, then the interest payment or the payment of principal and interest at maturity will be postponed to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments in respect thereof. However, if a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest on each Note will be payable to the person in whose name such Note is registered as of the close of business on the fifteenth day immediately preceding the applicable interest payment date, whether or not such day is a business day. Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the Maturity Date will be paid to the person to whom the principal is payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars to DTC or its nominee or, at our option in the event the Notes are not represented by global notes, by check mailed to the address of the person specified for payment in the preceding sentences.

If any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.

When we refer to a “business day” with respect to the Notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which the trustee or banking institutions in New York City are authorized or required by law, regulation or executive order to close; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or Term SOFR or any direct or indirect calculation or determination of SOFR or Term SOFR, the term “business day” means any such day that is also a U.S. Government Securities Business Day. “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Ranking

The Notes are our general unsecured, subordinated obligations and are:

•	junior in right of payment to any of our existing and future Senior Debt (as defined below);

•	junior in right of payment to any of our existing and all of our future general creditors;

•

equal in right of payment with any of our existing and future subordinated indebtedness, including our 3.00% fixed-to-floating rate subordinated notes due June 15, 2031 and our 6.25% fixed-to-floating rate subordinated notes due September 30, 2032;

•	senior to our junior subordinated debentures underlying our outstanding trust preferred securities, and any indebtedness which ranks junior to the Notes;

•	effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to any existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of Valley National Bank (the “Bank”).

Subordination

The Notes are junior in right of payment to the prior payment in full of all our Senior Debt. This means that, under certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of the Notes will be entitled to receive any amounts under the Notes. “Senior Debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments including any obligations to our general creditors or trade creditors;

•	obligations under letters of credit;

•

indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•

guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States.

in each case, whether outstanding on the date of the Indenture or incurred later, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

The Indenture does not restrict us or any of our subsidiaries in any way now or in the future from incurring any debt, whether Senior Debt, secured debt or indebtedness that would be pari passu with or subordinate to the Notes.

The Indenture provides that, unless all principal of and any premium or interest on Senior Debt has been paid in full, no payment or other distribution may be made in respect of any Notes under the following circumstances:

•

in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to us or our property, or any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy;

•

in the event and during the continuation of any default with respect to any Senior Debt permitting the holders of such Senior Debt to accelerate the maturity thereof and notice of such default has been given to us and the trustee or judicial proceedings are pending in respect of such default; or

•	in the event that any Notes have been declared due and payable before their stated maturity as a result of certain events of default set forth in the Indenture.

If the trustee or any holders of Notes receives any payment or distribution that is prohibited under the subordination provisions, such payment or distribution shall be held in trust for and so paid and delivered to the holders of Senior Debt (or their duly authorized representatives) until all Senior Debt shall have been paid in full.

Even if the subordination provisions prevent us from making any payment when due on the Notes, we will be in default on our obligations under the Notes if we do not make the payment when due. This means that the trustee and the holders of Notes can take action against us, but they will not receive any money until the claims of the holders of Senior Debt have been fully satisfied.

We are a financial holding company and substantially all of our assets are held by our direct and indirect subsidiaries. We rely on dividends and other payments or distributions from our subsidiaries to pay the interest on our debt obligations (such as the Notes offered hereby), which interest expenses at the holding company level were $39.7 million for the year ended December 31, 2025 and $8.0 million for the quarter ended March 31, 2026. Federal and state bank regulations impose certain restrictions on the ability of Valley National Bank to pay dividends directly or indirectly to us, to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. Accordingly, we may not have access to sufficient cash to make payments on the Notes. See “Risk Factors.”

Because we are a holding company, our rights and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon the liquidation, reorganization, dissolution or winding up of any of our subsidiaries will be structurally subordinated to all existing and future liabilities of such subsidiary and, as such, would be subject to the prior claims of the creditors of such subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of Valley National Bank due in part to its status as an insured depository institution, the claims of its depositors and other general or subordinated creditors would be entitled to priority over claims of its shareholders, including us as its parent holding company and any creditor of ours, such as holders of the Notes.

As of March 31, 2026, we had no Senior Debt outstanding on a consolidated basis, and Valley National Bank had approximately $56.2 billion of liabilities to which the Notes will be structurally subordinated.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Certain United States Federal Income Tax Consequences.”

Redemption

The Notes are not subject to redemption or prepayment at the option of the holders thereof.

We may, at our option, beginning with the interest payment date of     , 2031, but not prior thereto (except upon the occurrence of certain events specified below), and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the Federal Reserve Approval, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

In addition, we may, at our option, redeem the Notes, in whole, but not in part, subject to obtaining the Federal Reserve Approval, at a redemption price equal to 100% of the principal amount of the Notes being

redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, at any time, including before     , 2031, upon the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, which change or amendment or challenge becomes effective or pronouncement, or decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial increase in the risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to us, for so long as any Notes are outstanding; or

•	the Company becoming required to register as an investment company pursuant to the 1940 Act. The Notes may not otherwise be redeemed prior to the Maturity Date.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness, or other corporate transaction or event, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) to each holder of Notes not less than 10 nor more than 60 days prior to the redemption date. We will provide written notice to the trustee prior to the close of business two business days prior to the redemption date (or such shorter period as may be acceptable to the trustee) if any such redemption has been rescinded or delayed, and upon receipt the trustee will provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders.

Events of Default

Under the Indenture, an event of default permitting acceleration of the maturity of the Notes will occur with respect to the Notes only upon the Company’s bankruptcy, insolvency, liquidation, receivership or similar event. If an event of default permitting acceleration of the maturity of the Notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount and interest to be due and payable immediately. The foregoing provision would, in the event of the bankruptcy or insolvency involving the Company, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes.

If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount due upon maturity, and such default continues for a period of 30 days, or if we breach any covenant or agreement contained in the Indenture and such breach continues for a period of 90 days after the date on which written notice specifying such failure and requiring us to remedy the same shall have been given to us, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to the performance of any covenant or agreement in the Indenture. The trustee and holders of the Notes may not accelerate the maturity of the Notes, except upon the Company’s bankruptcy, insolvency, liquidation, receivership or similar event.

The Indenture also provides that the holders of not less than a majority in principal amount of the Notes may waive any past default with respect to the Notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the Notes; or

•	a default relating to a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holders of each outstanding Note.

The Indenture contains a provision entitling the trustee to be indemnified by the holders of any outstanding Notes before proceeding to exercise any right or power under the Indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the Notes. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the Notes not joining in the direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The Indenture provides that no holder of the Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or a Note, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the Indenture;

•	such holder or holders have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

These limitations do not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or interest on the Notes on or after the Maturity Date.

Modification

Except as set forth below, modification and amendment of the Indenture as applicable to the Notes may be made only with the consent of the holders of not less than a majority in principal amount of the Notes and all other series of debt securities issued under the Indenture and affected by such modification or amendment (voting as one class).

No modification or amendment of the Indenture as applicable to the Notes may, without the consent of each holder affected thereby, do any of the following:

•	change the stated maturity or due date of the principal of or interest payable on the Notes or change any place of payment where or the currency in which such principal and interest is payable;

•	reduce the principal amount of or the rate or amount of interest on the Notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

•

reduce the percentage of the holders of the Notes necessary (1) to modify or amend the Indenture, or (2) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

•

modify this provision or certain provisions related to waivers of past defaults or covenants of the Indenture, except to increase any related percentage or to provide that other provisions cannot be modified or waived without the consent of each holder affected thereby (provided that consent is not required with respect to certain changes in references to the trustee and related changes);

•

modify any of the provisions with respect to the subordination of the Notes in a manner adverse to the holders or adverse to the capital treatment of the Notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the Notes as Tier 2 capital; and

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the Notes.

We and the trustee may modify or amend the Indenture as applicable to the Notes, without the consent of any holder of the Notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the Indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the Notes or facilitate the administration of the trusts under the Indenture by more than one trustee;

•

to add to the covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us in the Indenture; provided that such action shall not adversely affect the interests of the holders of the Notes as determined in good faith by us and evidenced by an officers’ certificate;

•	to add or eliminate additional events of default;

•

to cure any ambiguity, defect or inconsistency in the Indenture; provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect as determined in good faith by us and evidenced by an officers’ certificate;

•	to conform the text of the Indenture or the Notes to any provision of this “Description of Notes”;

•	to secure the Notes or add obligors;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the Indenture and to set forth the terms thereof;

•	to provide for additional Notes;

•	to provide for the issuance of notes in uncertificated form in place of certificated Notes;

•	to qualify or maintain qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

•	to make any change that does not adversely affect the rights of any holder of Notes in any material respect as determined in good faith by us and evidenced by an officers’ certificate; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the Notes may be listed or traded.

No modification or amendment of the Indenture that adversely affects the superior position of any holder of Senior Debt will be effective against any such holder of Senior Debt unless such holder of Senior Debt will have consented to such modification or amendment in writing.

Merger, Consolidation or Sale of Assets

We may consolidate with or merge into any other person or entity, or convey, transfer or lease our properties and assets substantially as an entirety to any person or entity without the consent of the holders of the Notes; provided that:

•

the person or entity formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and validly existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and interest on all of the outstanding Notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the Indenture;

•

immediately after giving effect to the transaction, no event of default or default under the Indenture, and no event which, after notice or the lapse of time or both, would become an event of default or a default, shall have occurred and be continuing; and

•

we and the entity formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety delivers to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer complies with the relevant provisions of the Indenture and such supplemental indenture constitutes the legal, valid and binding obligation of us and such corporation, person or entity.

Upon any such consolidation or merger, or conveyance or transfer, the successor person or entity formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture, as supplemented.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transaction or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the Indenture providing for a put option or increased interest or that would otherwise afford holders of the Notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Satisfaction and Discharge

The Indenture provides that when, among other things, all Notes not previously delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee,

and we irrevocably deposit or cause to be deposited with the trustee as trust funds in trust for such purpose money, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the trustee for cancellation, for the principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Maturity Date or the date of redemption, as the case may be; then, upon our request, the Indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the Indenture with respect to the Notes.

Defeasance

Our obligations will be deemed to have been paid and discharged if the following applicable conditions have been satisfied:

•

we have irrevocably deposited in trust with the trustee money or U.S. government obligations (or a combination of money and U.S. government obligations) in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants (in the case of U.S. government obligations) sufficient to pay and discharge the entire indebtedness on all outstanding Notes for principal and interest to the Maturity Date or the date of redemption;

•	we have paid or caused to be paid all other sums payable under the Indenture with respect to the Notes;

•

we have delivered to the trustee, an officers’ certificate stating that no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Notes will have occurred;

•	we have delivered to the trustee, an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Notes have been complied with;

•

we have delivered to the trustee a ruling from the Internal Revenue Service or an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	if the Notes are then listed on Nasdaq Global Select Market, we have delivered to the trustee an opinion of counsel to the effect that the Notes will not be delisted as a result of the defeasance.

Any defeasance of the Notes pursuant to the Indenture will be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

Effect of Benchmark Transition Event

Benchmark Replacement. If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any interest period during the floating rate period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such interest period and all subsequent interest periods.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms. As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided, that if (a) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;

(2)

the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)	the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and

(4)

the sum of: (a) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible, or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)

in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

If the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the calculation agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of     basis points per annum.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth above under the heading “— Interest.”

Determinations and Decisions

We and the calculation agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by us or by the calculation agent under the terms of the Notes, including any determination with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period, any determination under the benchmark transition provisions, any determination of a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes and the trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•

if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes, the trustee or any other party.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The Notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes offered hereby will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the Notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such Notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations. In connection with any proposed exchange of a global note for a certificated note, there shall be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get Notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) Notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any Note it represents for any purpose, including notices; and

•	all payments on the global note will be made to DTC or its nominee.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede & Co., the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

Holders may exchange or transfer the Notes at the corporate trust office of the trustee under the Indenture for the Notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge. The transferor of any Note shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the Notes. We have been advised that under its usual procedures, DTC will mail or send an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants.

Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Calculation Agent

We will appoint a calculation agent for the Notes prior to the commencement of the floating rate period and will keep a record of such appointment at our principal offices, which will be available to any holder of the Notes upon request. In addition, we or an affiliate of ours may assume the duties of the calculation agent. We will act as the initial calculation agent. The trustee will have no responsibility for any act or omission of the calculation agent. The trustee will have no duty to monitor or oversee the performance by the calculation agent of any of its obligations in respect of the Notes or to perform any such obligations.

The Trustee

The trustee under the Indenture is U.S. Bank Trust Company, National Association (“U.S. Bank”). If an event of default with respect to the Notes occurs, and is not cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs under the circumstances in the exercise of its powers. Subject to the provisions of the Indenture, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of the Notes, unless they have offered to the trustee security or indemnity satisfactory to the trustee.

U.S. Bank in the future, may be the trustee under other indentures pursuant to which we issue debt. Pursuant to the Trust Indenture Act, if a default occurs with respect to the securities of any series, the trustee will be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default, unless such default were cured, duly waived or otherwise eliminated. In the event of such resignation, we would be required to appoint a successor trustee under the Indenture for the Notes.

From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. The trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Payment and Paying Agents

We will pay principal and interest on the Notes at the corporate trust office of the trustee or at such other place that we appoint in accordance with the Indenture.

We will pay any interest on the Notes to the registered owner of the Notes at the close of business on the record date for the interest, except in the case of defaulted interest.

Subject to applicable abandoned property laws, any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any Note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us, or (if then held by us) be discharged from such trust. After repayment to us, you are entitled to seek payment only from us as an unsecured general creditor.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York. The Indenture provides that we and the trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising directly or indirectly out of or relating to the Indenture or the Notes, or any transaction contemplated thereby.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain anticipated material U.S. federal income tax consequences of the ownership and disposition of the Notes applicable to U.S. holders and non-U.S. holders (as defined below) who acquire Notes pursuant to this offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as of the date hereof. These authorities are subject to change or differing interpretations (possibly with retroactive effect), and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary is for general information only, does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of such investor’s individual circumstances, nor does it address the effects of any state, local or non-U.S. tax laws or any U.S. federal estate, gift, generation-skipping transfer or alternative minimum tax considerations. This discussion deals only with Notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment), and it does not purport to be applicable to holders subject to special treatment under the U.S. federal income tax laws, such as, for example, banks, financial institutions, broker-dealers, insurance companies, governmental entities, tax-exempt entities, grantor trusts, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, U.S. holders whose “functional currency” is not the U.S. dollar, entities classified as partnerships for U.S. federal income tax purposes or other flow-through entities or arrangements (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, real estate investment trusts, regulated investment companies or passive foreign investment companies for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States subject to U.S. federal income tax as expatriates, persons holding the Notes through a “hybrid entity” or persons holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale” or other “integrated” or risk reduction transaction for U.S. federal income tax purposes, persons subject to special tax accounting rules under Section 451(b) of the Code and persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the Notes and does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). This discussion assumes that the Notes will be treated as debt instruments for U.S. federal income tax purposes. In addition, this summary does not address United States federal alternative minimum, estate or gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the person and the activities of the partnership. Thus, persons who are partners in a partnership for U.S. federal income tax purposes that holds any of the Notes should consult their own tax advisors. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

THIS SUMMARY OF U.S. FEDERAL INCOME TAX ISSUES IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSIDERATIONS FOR U.S. AND NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE HOLDERS OF THE NOTES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX LAWS OR ANY TAX TREATY.

The terms of the Notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under U.S. Treasury regulations governing “contingent payment debt instruments.” According to those U.S. Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable U.S. Treasury regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

U.S. Holders of the Notes

As used in this discussion, the term “U.S. holder” means a beneficial owner of a Note and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (and certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Interest on the Notes. Based upon current market conditions and the manner in which the interest rates on the Notes are determined, it is expected, and this discussion assumes, that all of the stated interest on the Notes will be treated as qualified stated interest and that the Notes will be issued with less than a statutorily defined de minimis amount of original issue discount for U.S. federal income tax purposes. Accordingly, a U.S. holder will generally be required to recognize as ordinary income any interest paid or accrued on the Notes in accordance with its regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (except to the extent of accrued but unpaid interest, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition a U.S. holder has held the note for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply in connection with payments of interest on the Notes to, and the proceeds from a sale, exchange, redemption, retirement or other disposition of the Notes by, non-corporate U.S. holders. Under the Code and applicable U.S. Treasury regulations, a U.S. holder may be subject to backup withholding with respect to any payments on the notes, or the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of the notes, unless such U.S. holder (a) comes within certain exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders of the Notes

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder as defined above, nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Interest on the Notes. Subject to the discussions below under “- Backup Withholding, Information Reporting and Other Reporting Requirements,” U.S. federal withholding tax will not apply to any payment of interest on a Note to a non-U.S. holder if the interest qualifies for the “portfolio interest exemption.” This will generally be the case provided that (1) the interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder (or, in the case of an applicable income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. Holder in the United States) and (2) the non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code, which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other appropriate form (and any applicable attachments), or (b) holds its notes through various foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other flow through entities, and to non-U.S. holders acting as (or holding notes through) intermediaries.

If the portfolio interest exemption does not apply, payments of interest will be subject to U.S. federal withholding tax at a 30% tax rate, unless the non-U.S. holder provides us with a properly executed: (1) IRS Form W-8BEN, W-8BEN-E or other appropriate form, claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), such non-U.S. holder (although exempt from U.S. federal withholding tax at the 30% tax rate) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of “effectively connected earnings and profits,” as determined under the Code, for the taxable year. However, any branch profits tax that would otherwise apply may not apply, or may apply at a reduced rate, under an applicable income tax treaty.

Disposition of Notes. Subject to the discussions below under “- Backup Withholding, Information Reporting and Other Reporting Requirements,” except with respect to accrued and unpaid interest, which will be treated as described above under “- Non-U.S. Holders of the Notes - Interest on the Notes,” any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a Note by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case such person will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, and if such non-U.S. holder is a corporation, such holder may be subject to the branch profits tax referred to above, unless the holder qualifies for a lower rate or an exemption from such branch profits tax under an applicable income tax treaty, or (ii) such person is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met in which case such person will generally be subject to a U.S. federal income tax of 30% (or, if applicable, a lower income tax treaty rate) on such gain, which may be offset by U.S. source capital losses, if any, of such non-U.S. holder.

Backup Withholding, Information Reporting and Other Reporting Requirements. In general, backup withholding will not apply to a payment of interest on a Note to a non-U.S. holder, or to proceeds from the disposition of a note by a non-U.S. holder, in each case, if the holder certifies under penalties of perjury that it is not a U.S. person as defined under the Code and neither we nor our paying agent has actual knowledge to the contrary.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale, exchange, redemption, retirement or other taxable disposition of Notes by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the non-U.S. holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the non-U.S. holder at a United States address or the sale has some other specified connection to the United States. However, if a non-U.S. holder sells or otherwise disposes of Notes through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also to backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells notes through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes (including interests in Notes) by (1) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”, (2) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (3) plans subject to any federal, state, local, non-U.S. or other laws or regulations that are similar to Title I of ERISA or Section 4975 of the Code, which we collectively refer to as “Similar Laws”, and (4) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements (each of which we call a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA, to the extent applicable, or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, to the extent applicable, or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions, which we call “ERISA Plans” herein, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plan. Under ERISA and/or Section 4975 of the Code, a violation of these “prohibited transaction” rules may result in an excise tax and other liabilities for such persons and fiduciaries involved in the transaction, and the transaction may need to be reversed, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The acquisition or holding of the Notes or an interest in a Note by or on behalf of a Plan with respect to which Valley National Bancorp, the underwriter, the trustee or any of their respective affiliates (“Transaction Parties”) are or become a party in interest or a disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the Notes (or interests) are acquired and held pursuant to and in accordance with an applicable exemption.

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the Notes (including interests in Notes). Those class exemptions include:

•	PTCE 96-23 - for certain transactions determined by in-house asset managers;

•	PTCE 95-60 - for certain transactions involving insurance company general accounts;

•	PTCE 91-38 - for certain transactions involving bank collective investment funds;

•	PTCE 90-1 - for certain transactions involving insurance company pooled accounts; and

•	PTCE 84-14 - for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provides an exemption for transactions between an ERISA Plan and a party in interest or disqualified person, provided that the party in interest or disqualified person is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the ERISA Plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the ERISA Plan or having a relationship to a service provider to the ERISA Plan and provided, further, that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). No assurance can be made that any of the above-described exemptions, or any other exemption, will be available, or that all of the conditions of any such exemptions will be satisfied, with respect to any ERISA Plan’s transactions involving the Notes.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the Notes (including interests in the Notes) by a Plan, the Notes or interests may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the Notes or interests will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes or interest that either:

•	it is not a Plan and is not purchasing the Notes or interest in the Notes on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the Notes or interest in the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions or other violations, it is important that any person considering the purchase of the Notes or interest in Notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the Notes or interests, and whether an exemption would be necessary, and if so, whether any exemption would be applicable, and whether all conditions of any such exemption would be satisfied, such that the acquisition and holding of the Notes or interests by the Plan would be entitled to full exemptive relief thereunder with respect to all prohibited transactions that might arise.

Nothing herein will be construed as, and the sale of the Notes or interests to a Plan is in no respect, a representation or advice by us or the underwriter (or any of our or its affiliates, agents or representatives) as to whether any investment in the Notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects. Purchasers of the Notes (including interests therein) have the exclusive responsibility for ensuring that their investment in the Notes complies with the fiduciary responsibility rules of ERISA or of any applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, Section 4975 of the Code or any applicable Similar Laws.

This summary is based upon the Code, ERISA and the regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements in this summary.

UNDERWRITING

We have entered into an underwriting agreement, dated     , 2026 (the “Underwriting Agreement”), with Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. LLC (collectively, the “underwriters”), with respect to the Notes. Subject to certain conditions, each underwriter has agreed, severally and not jointly, to purchase the aggregate principal amount of Notes set forth next to its name in the following table.

Underwriters	Principal Amount of Notes
Keefe, Bruyette & Woods, Inc.	$
Morgan Stanley & Co. LLC	$
Total	$

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the Notes if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated under certain circumstances.

The Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of  % of the principal amount per Note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby).

	Per Note		Total
Public offering price (1)		%	$
Underwriting discounts and commissions paid by us		%	$
Proceeds to us, before expenses		%	$

(1)	Plus accrued interest, if any, from , 2026 to the date of delivery.

We estimate expenses payable by us in connection with this offering, other than, in each case, underwriting discounts and commissions, will be approximately $    . This estimate reflects that we may reimburse the underwriters’ for certain of their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including certain expenses attributable to legal fees and marketing, syndication and travel. The underwriters may also reimburse us for certain of our expenses related to the offering.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Markets

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

No Sale of Similar Securities

We have agreed with the underwriters that for the period beginning on the date of the Underwriting Agreement and continuing to and including the closing date of the offering contemplated hereby, we will not, without the prior consent of Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. LLC, offer or sell, or enter into any agreement to sell, any debt securities (excluding deposit obligations) of ours or of our subsidiaries, other than the Notes sold to the underwriters pursuant to the Underwriting Agreement.

Stabilization

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their respective affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or any of their respective affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or any of the underwriters in its capacity as an underwriter and should not be relied on by investors.

Other Relationships with the Underwriters

Some of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. Such underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of certain of the underwriters hold a portion of the 3.00% fixed-to-floating rate subordinated notes due June 15, 2031, and may receive a portion of the amounts repaid thereunder in connection with this offering.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

We expect that delivery of the Notes will be made against payment therefor on or about     , 2026, which will be the third business day following the date of pricing of the Notes, or “T+3.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (the “EEA”), each a Member State, no offer of the Notes to the public has been or will be made in that Member State, except that offers of the Notes to the public may be made in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of Notes shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of the above provisions, the expression “an offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order,” and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for Valley by Wachtell, Lipton, Rosen & Katz, New York, New York. Skadden, Arps, Slate, Meagher  & Flom LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

UNITS

Valley National Bancorp or one or more selling security holders to be identified in the future may from time to time offer and sell the securities listed above. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before investing in our securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “VLY.”

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank Insurance Fund or any other government agency or instrumentality.

INVESTING IN OUR SECURITIES INVOLVES RISKS. POTENTIAL PURCHASERS OF THE SECURITIES SHOULD CONSIDER THE INFORMATION SET FORTH IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS, IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf process, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings in an unlimited amount: common stock, preferred stock, debt securities, depositary shares, warrants, and/or units. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.” Unless otherwise indicated or the context requires otherwise, references in this prospectus to “Valley,” “we,” “us,” and “our” are to Valley National Bancorp and not to any of its subsidiaries. References to the “Bank” are to our principal subsidiary, Valley National Bank.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement containing specific information about the securities being offered, including the specific amounts, prices and terms of the offered securities. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those offered securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For additional information about us and the securities offered under this prospectus, we refer you to the registration statement containing this prospectus, including the exhibits to the registration statement.

When acquiring any offered securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the offered securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell offered securities to underwriters who will sell the offered securities to the public on terms fixed at the time of sale. In addition, offered securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase offered securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with it. For further information about us, reference is made to the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC, including the registration statement of which this prospectus forms a part, at http://www.sec.gov and on our website at www.valley.com. Information on our website is not part of or incorporated by reference into this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents we have already filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024 (the “2023 Annual Report”);

•	Current Report on Form 8-K filed on February 21, 2024;

•	Portions of the Definitive Proxy Statement for our 2024 Annual Meeting of Shareholders filed with the SEC on April 5, 2024 that are incorporated by reference into the 2023 Annual Report; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on October  9, 2018, and any amendment or report filed under the Exchange Act, for the purpose of updating such description, including Exhibit 4.F to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 1, 2023.

We also incorporate by reference any future filings that we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed), on or after the date of this prospectus until we have terminated the offerings to which this prospectus relates. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC. Any such information so updated or replaced shall not be deemed, except as so updated or replaced, to constitute a part of this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

70 Speedwell Avenue

Morristown, New Jersey 07960

Attention: Shareholder Relations Department

Telephone: 973-305-3380

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus and any such prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•

the impact of monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;

•

the impact of a potential U.S. government shutdown, default by the U.S. government on its debt obligations, or related credit-rating downgrades, on economic activity in the markets in which we operate and, in general, on levels of end market demand in the economy;

•

the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism or other external events;

•

the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance premiums, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;

•	the impact of negative public opinion regarding Valley, the Bank or banks in general that damages our reputation and adversely impacts business and revenues;

•

greater than expected costs or difficulties related to Valley’s new core banking system implemented in the fourth quarter 2023 and continued enhancements to processes and systems under Valley’s current technology roadmap;

•	the loss of or decrease in lower-cost funding sources within our deposit base;

•

damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;

•	a prolonged downturn in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;

•	the inability to grow customer deposits to keep pace with loan growth;

v

•

a material change in our allowance for credit losses under the current expected credit loss model due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;

•	the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

•

greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•

cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;

•

results of examinations by the Office of the Comptroller of the Currency, the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•

our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section in Part I, Item 1A of the 2023 Annual Report and any subsequently filed reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement.

You are cautioned not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date on which the statements were made. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations or otherwise, except as required by applicable law. We cannot guarantee future results, levels of activity, performance or achievements.

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the offered securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Company

Valley National Bancorp, headquartered in Morristown, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company and a financial holding company with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. At December 31, 2023, Valley had consolidated total assets of $60.9 billion, total net loans of $49.8 billion, total deposits of $49.2 billion and total shareholders’ equity of $6.7 billion.

Valley advertises and identifies itself under the trade names “Valley Bank” and “Valley.”

Valley’s principal subsidiary, Valley National Bank, has been chartered as a national banking association under the laws of the United States since 1927. Valley, through the Bank and its subsidiaries, offers a full suite of national and regional banking solutions through various commercial, private banking, retail, insurance and wealth management financial services products. Valley provides personalized service and customized solutions to assist its customers with their financial service needs. Our solutions include, but are not limited to, traditional consumer and commercial deposit and lending products, commercial real estate financing, asset-based loans, small business loans, equipment financing, insurance and wealth management solutions, and personal financing solutions, such as residential mortgages, home equity loans and automobile financing. Valley also offers niche financial services, including loan and deposit products for homeowners associations, cannabis-related business banking and venture banking, which we offer nationally.

The Bank also provides convenient account access to customers through a number of account management services, including access to more than 200 branch locations across New Jersey, New York, Florida, Alabama, California and Illinois; online, mobile and telephone banking; drive-in and night deposit services; ATMs; remote deposit capture; and safe deposit facilities. In addition, certain international banking services are available to customers, including standby letters of credit, documentary letters of credit and related products, and certain ancillary services, such as foreign exchange transactions, documentary collections, and foreign wire transfers.

Valley’s consolidated subsidiaries include the Bank, as well as subsidiaries with the following primary functions: insurance agencies offering property and casualty, life and health insurance; asset management advisers that are registered as investment advisers with the SEC; registered securities broker-dealers with the SEC and members of the Financial Industry Regulatory Authority; a title insurance agency in New York which also provides services in New Jersey; an advisory firm specializing in the investment and management of tax credits; and a subsidiary which specializes in health care equipment lending and other commercial equipment leases.

Valley’s common stock is traded on Nasdaq under the symbol “VLY.” Our principal executive offices are located at One Penn Plaza in New York, New York 10119, and our telephone number at that address is (973) 305-8800. Our website is located at https://www.valley.com. Information contained on or accessible through our website, other than documents that we file with the SEC and incorporate by reference into this prospectus and any accompanying prospectus supplement, does not constitute part of this prospectus or any accompanying prospectus supplement.

The Securities We May Offer

The descriptions of the offered securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents the terms of which are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell shares of our common stock, no par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, no par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in, or extensions of credit or capital to, the Bank and our other subsidiaries;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

PLAN OF DISTRIBUTION

We or any selling security holder may sell the offered securities from time to time through agents, underwriters or dealers, directly to one or more purchasers, or through a combination of any of these methods of distribution. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

To the extent required by law, the applicable prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of offered securities underwritten or purchased by each of them;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any over-allotment options under which underwriters may purchase additional offered securities;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the offered securities may be listed.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Gary G. Michael, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company.

Mr. Michael beneficially owns, directly or indirectly, or has the right to acquire, an aggregate of less than 0.1% of the outstanding common stock of Valley.

Certain legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement or the relevant pricing supplement.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

Valley National Bancorp

 % Fixed-to-Floating Rate Subordinated Notes due 2036

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Keefe, Bruyette & Woods A Stifel Company	Morgan Stanley